Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in Registration Statement No. 333-69460 and Registration Statement No. 333-141555 on Form S-8 of our report dated March 18, 2009 relating to the consolidated balance sheet of Chembio Diagnostics Inc. and Subsidiaries as of December 31, 2008 and the consolidated statement of operations, stockholders’ equity and cash flow for the year ended December 31, 2008 appearing in this Annual Report on Form 10-K of Chembio Diagnostics, Inc. for the year ended December 31, 2008.

Parente Randolph, LLC

/s/ Parente Randolph, LLC

New York, New York
March 18, 2009